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                                                                 Exhibit 10.37

                                    AGREEMENT

AGREEMENT dated as of May 6, 1999 (the EFFECTIVE DATE), by and between Genco I, Inc. (GENCO) and Streamline.com, Inc. (STREAMLINE).

WHEREAS, Streamline seeks to outsource its merchandise processing and picking services in respect of the Streamline Consumer Resource Center to be located in Westwood, Massachusetts (the CRC FACILITY) and Genco offers to provide such services;

WHEREAS, Streamline and Genco have engaged in negotiations and discussions that have culminated in the formation of the relationship described in this Agreement;

NOW, THEREFORE, in consideration of the agreements of the parties set forth below, Genco and Streamline agree as follows:


1. DEFINITIONS
Capitalized terms used in this Agreement shall have the respective meanings set forth in SCHEDULE 1 annexed hereto.


2. TERM
2.01 INITIAL TERM. The initial term of this Agreement shall commence on the Effective Date and shall continue until 12:00 midnight (Eastern Time) on the fifth anniversary of the Live Date, unless terminated earlier pursuant to this Agreement (the INITIAL TERM). Not later than December 6, 1999, the parties shall meet at a mutually agreed upon location to discuss the budget and performance measures that will apply to the Services during the period from January 1, 2000 until the end of the Initial Term. At least 5 days prior to such meeting, Genco shall provide Streamline with the budget it proposes for such portion of the Initial Term and Streamline will provide Genco with the performance measures it proposes for such portion of the Initial Term. Within ten (10) days of said meeting, the parties will mutually agree upon the budget and performance measures for the remainder of the Initial Term; PROVIDED that they shall extend the negotiation period for up to an additional fifteen (15) days during which they will negotiate in good faith the amount of compensation to be paid by Streamline to Genco during each year of such remainder of the Initial Term and the performance measures applicable to the Services during each year of such remainder of the Initial Term. If they are still not able to agree upon the budgets and performance measures applicable to the remainder of the Initial Term by December 31, 1999 and are not willing to extend the period for negotiation, then Streamline may terminate this Agreement in accordance with this Section 15.01

2.02 RENEWAL. This Agreement shall be renewed for three additional one-year periods (the RENEWAL TERM(S)) unless, not fewer than 180 days' prior to the expiration of the Initial Term or any Renewal Term either party notifies the other party in writing of such party's intention not to renew. If renewed, the terms and conditions in effect during the preceding 12 months of the Term shall apply, except for such price changes as are permitted pursuant to ss.6.02.


3. SERVICES
3.01 IMPLEMENTATION SERVICES. Commencing on the Effective Date in accordance with the Implementation Schedule, Genco will perform the implementation services described in SCHEDULE 3.01 (the IMPLEMENTATION SERVICES).


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3.02 TRANSACTION SERVICES. Commencing on the Live Date and continuing throughout the Term, Genco will perform the merchandise processing and picking services as described in SCHEDULE 3.02 (the TRANSACTION SERVICES).

3.03 MAINTENANCE SERVICES. Commencing on the Live Date and continuing throughout the Term, Genco will perform the maintenance services described in SCHEDULE 3.03 (the MAINTENANCE SERVICES) without additional charge beyond the Transaction Fees (except as provided in ss.6.02.)

3.04 OTHER INCLUDED SERVICES. Commencing on the Effective Date, Genco will perform certain other services, as provided in SCHEDULE 3.04 (the OTHER INCLUDED SERVICES) without additional charge beyond the Implementation Fees and the Transaction Fees.

3.05  ADDITIONAL SERVICES.
(a) NEW SERVICES. From time to time, Streamline and Genco may agree that additional services shall be performed and for each such service (each, an ADDITIONAL SERVICE), a implementation, price and payment schedule will be established by mutual agreement (an ADDITIONAL SERVICE SCHEDULE), which shall be attached as part of SCHEDULE 3.05. Additional Services shall be governed by ss.13.

(b) AD HOC SERVICES. Upon Streamline's request and subject to the availability of Genco personnel, Genco will also perform certain Additional Services for a limited period of time in order to cover a shortage in Streamline's personnel coverage at the CRC Facility. For Additional Services of this limited duration, the parties will not enter into an Additional Services Schedule. Instead, Streamline will pay Genco for such Additional Services a fee equal to the actual costs of providing such Additional Services PLUS a percentage of such costs equal to Genco's then current Management Fee (as defined in ss.6.01). Additional Services that are the subject of this ss.3.05(b) shall not be governed by ss.13.

3.06  PERMITS & CONSENTS.
(a) CURRENT LAWS & REGULATIONS. Subject to ss.3.06(c), the responsibility for all licenses, authorizations, and permits (collectively, the PERMITS) required by currently applicable legislative enactments and regulatory authorizations in connection with the performance of Services is as follows: (i) insofar as such Permits relate to merchandise processing and picking services generally or to other requirements for Genco to perform its obligations under this Agreement, Genco shall be responsible for obtaining such Permits; and (ii) insofar as such Permits are specific to Streamline's industry and are not applicable to merchandise processing and picking services generally, Streamline shall be responsible for identifying the need for such Permits and cooperating with Genco in obtaining such Permit.

(b) CHANGES IN LAWS & REGULATIONS. Genco shall identify the impact of changes in applicable legislative enactments and regulations on the Services. Genco shall notify Streamline of such changes and shall work with Streamline to identify the impact of such changes on how Streamline uses the Services. Streamline shall notify Genco of such changes in applicable legislative enactments and regulations that Streamline becomes aware of in the ordinary course of its business using the procedures specified in Section 7.08; and Genco shall, in accordance with the change control procedures specified in Section 7.08, promptly make any modifications to the Services as may be reasonably necessary as a result of such changes (LEGISLATIVE MODIFICATIONS).

(c) COSTS & PENALTIES. Genco shall be responsible for, and shall pay for, the cost of any such Permits and Legislative Modifications relating to Genco's business. Streamline shall be


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responsible for the cost of any such Permits and Legislative Modifications relating to Streamline's business. Genco shall be responsible for any fines and penalties imposed on Streamline or Genco arising from any noncompliance by Genco, its subcontractors or agents with the laws and regulations in respect of the Services. Streamline shall be responsible for any fines and penalties imposed on Streamline or Genco relating to Genco's provision of the Services that arise from (i) Streamline's failure to comply with laws and regulations or
(ii) Streamline instructions.

3.07  GENCO SECURITY.
(a) PHYSICAL SECURITY. Genco shall maintain and enforce at the CRC Facility safety and physical security procedures that are commensurate with industry standards and at least as rigorous as those procedures in effect at other Genco consumer resource centers as of the Effective Date.

(b) INVENTORY; SHRINKAGE. Genco will take physical inventories of the merchandise at the CRC Facility in accordance with the schedule and procedures agreed upon by the parties. It is understood and agreed that Genco shall only be responsible for the (i) slot check adjustments; (ii) damaged product; (iii) damaged during stocking; (iv) cycle counting; and (v) physical inventory adjustments inventory codes and that Streamline will be responsible for the eleven other inventory codes used at the CRC Facility. As part of each inventory, Genco will make a reconciliation of net inventory overages and shortages since the last inventory based upon the current physical count as compared to Genco's books and records from the last inventory on a unit basis. All such net overage and shortages that are covered by the five inventory codes specified in clauses (i)-(v) shall be charged to Genco at the unit cost of such merchandise then in effect; provided that no charge shall be made to Genco unless the shortage exceeds one percent (1%) of the total annual dollar volume handled in the CRC Facility for the most recently ended Contract Year. All overage shall accrue to the benefit of Streamline. Such overage shall be carried forward and used to offset any future shortages that are covered by the five inventory codes specified in clauses (i)-(v). Damage or other claimed shortages shall be reconciled as a part of the physical inventory process. Genco will not be liable for damage caused to merchandise that is received by Genco in other than its original shipping carton including carton fillers. If, as a result of the taking of physical inventories, there are shortages that are covered by the five inventory codes specified in clauses (i)-(v) exceeding one percent (1%) of the total dollar volume of the merchandise handled in the CRC Facility for the most recently ended Contract Year, Genco shall reimburse Streamline for such losses and Streamline and Genco will immediately meet to determine what security measures shall be implemented to secure the CRC Facility. It is understood that Genco personnel will make all adjustments to the perpetual inventory and that Streamline personnel will not make any such adjustments. Genco will bill Streamline for the time required to perform inventory services pursuant to this
Section 3.07(b), which services shall be considered as an Additional Service.

3.08 DEMURRAGE. Genco will pay all demurrage and detention charges that accrue in respect of unloading vendor trucks at the CRC Facility except in cases where unloading is postponed at the direction of Streamline or because of a Force Majeure Event.

3.09 CONTINUOUS IMPROVEMENT. Genco will use commercially reasonable efforts to update and improve the quality of its services in a manner that keeps such services competitive with the industry. Genco will confer with Streamline regarding Genco's efforts to improve the quality of its services and if Streamline requests that Genco implement such improvements as part of the services, Genco shall implement such improvements on a schedule to be mutually agreed upon.

3.10 RECYCLING. Genco will work in conjunction with Streamline to identify opportunities to recycle scrap, discards and other disposables created in the course of the performance of the


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Transaction Services and the Maintenance Services and to take measures to recycle the same in a cost efficient manner. Genco and Streamline will share any revenue created from recycling pro rata (50% each).

3.11 HUMAN RESOURCES. Genco will employ certain of Streamline's employees upon the terms and conditions set forth in SCHEDULE 3.11.


4.  IMPLEMENTATION
4.01 SCHEDULE. Genco shall perform the Implementation Services in accordance with the implementation schedule (the IMPLEMENTATION SCHEDULE), as set forth in
SCHEDULE 4.01. Subject to adjustment pursuant to ss.4.02, Genco agrees to meet all Milestone Dates set forth in the Implementation Schedule. On or before each Milestone Date listed in the Implementation Schedule, Genco shall deliver to Streamline the services and items described in the Implementation Schedule (a MILESTONE DELIVERY) that meet the corresponding Milestone Requirement(s) set forth opposite such Milestone Date.

4.02 DATE ADJUSTMENTS. Streamline and Genco each agree to use their best efforts to perform the tasks assigned to it in the Implementation Schedule. Each party acknowledges that delays in performance by either party may cause delays in performance by the other party. Notwithstanding the foregoing, Genco agrees to exercise all reasonable efforts to keep Streamline on schedule and to notify Streamline when Genco reasonably believes that Streamline should accelerate performance to fulfill Streamline's obligations under the Implementation Schedule. If Streamline's failure to timely meet its obligations under the Implementation Schedule causes a material delay in Genco's performance, all dependent Milestone Dates shall be adjusted day-for-day to account for the delay caused by Streamline.

4.03 REJECTION THRESHOLD. It is understood and agreed that a Milestone Delivery or Redelivery need not be error-free to have achieved any particular Milestone Requirement, but Streamline may rightfully reject any Milestone Delivery or Redelivery that is Materially Nonconforming. Notwithstanding the foregoing, acceptance of any Milestone Delivery will not relieve Genco of its obligation to use reasonable commercial efforts to correct Nonconformities in the course of the Maintenance Services. Streamline will notify Genco within ten (10) days following delivery of each Milestone Delivery, whether all applicable Milestone Requirements have been met. If one or more Milestone Requirements are not met, Streamline shall so notify Genco in writing (PROBLEM NOTICE), stating with particularity the problems encountered. Genco shall have the time period set forth in the Implementation Schedule for the applicable Milestone Delivery (the FIX PERIOD) to cure the problem and to redeliver the failed Milestone Delivery (a REDELIVERY). If a Critical Milestone Delivery is late or if the Redelivery of a Critical Milestone Delivery is nonconforming, Streamline may, at its election terminate this Agreement pursuant to ss.15.02.


5. STREAMLINE RESPONSIBILITIES
5.01 GENERALLY. During the Term, Streamline shall on a timely basis and at its sole expense be responsible for:

(a) APPOINTMENT OF EXECUTIVE: Appointing the
Streamline Project Executive.

(b) REQUIRED EQUIPMENT: Acquiring and maintaining the Required Resources in accordance with ss.5.02.

(c) CRC FACILITY SPACE: Maintaining a lease for the CRC Facility, located at 27 Dartmouth Street, Westwood, Massachusetts including warehouse and office space of approximately


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56,000 aggregate square feet. Streamline will also be responsible for providing utilities (including air conditioning) in connection with such warehouse and office space. It is understood and agreed that Genco may not provide services to other customers from CRC Facility. Streamline shall have the option at any time during the Term of relocating the CRC Facility to another comparable location or facility.

(d) OTHER RESPONSIBILITIES. Streamline will install at the CRC Facility portions of the Streamline System necessary or useful for Genco to operate the CRC Facility and provide the Services to Streamline. Streamline will maintain the Streamline Software and other portions of the Streamline System, but may require Genco to assume responsibility for maintenance of certain computer hardware as part of the Maintenance Services. Genco's use of the Streamline Software and the Streamline System is subject to compliance with this Agreement, including the , including ss.ss.10.01-10.03.

5.02 REQUIRED RESOURCES. Streamline will provide Genco with the equipment required to deliver the Services at the CRC Facility (REQUIRED RESOURCES). The Required Resources are specified in SCHEDULE 5.02.

5.03 STREAMLINE TRAINING. Streamline shall provide Genco staff at no charge with up to 20 person days of technical and operations training with respect to the Streamline System and its application at the CRC Facility. Once Genco completes such training to Streamline's satisfaction, Genco will undertake to provide training to the Dedicated Staff (and replacements for the Dedicated Staff). The Streamline Information provided Genco personnel in the course of training shall be subject to the provisions of Section 10.

5.04 STREAMLINE'S USE OF THIRD PARTIES. Streamline shall have the right to contract with a third party to perform any service outside the scope of, or in addition to, the Services, including related services to augment or supplement the Services (collectively, the STREAMLINE THIRD PARTY SERVICES). In the event Streamline contracts with a third party to perform any Streamline Third Party Service, Genco shall cooperate with Streamline and any such third party to the extent reasonably required by Streamline.


6. FEES & PAYMENTS 6.01 FEES. (a) FEES DURING START-UP PERIOD. During the period between the Effective Date and December 31, 1999, Genco will bill Streamline for Implementation Services, Transaction Services, Maintenance Services and Other Included Services provided during the period between the Effective Date and December 31, 1999, an amount equal to *, as detailed in Genco's preliminary operating budget for the period from the Effective Date until December 31, 1999, attached as SCHEDULE 6.01. The costs for Transaction Services are *and based upon the * and the costs for Implementation Services, Maintenance Services and Other Included Services are *. Both the * costs are subject to adjustment as specified in the preliminary budget, which will serve as the billing guideline for the period between the Effective Date and December 31, 1999. At the end of each month during the period between the Effective Date and December 31, 1999, Genco and Streamline shall compare actual costs for such month against the budget for such month and if actual costs attributable to * costs are greater than the budgeted costs, Streamline will pay Genco an amount equal to the overage; PROVIDED that Streamline's obligation under this clause shall not exceed * of the * costs specified in the budget for such month. Genco shall be responsible for any overage in excess of *.

                                               *Confidential Treatment Requested


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(b) TRANSACTION FEES FOLLOWING START-UP PERIOD. For each Contract Year commencing January 1, 2000, Genco will bill Streamline for Transaction Services, Maintenance Services and Other Included Services, * of the costs in the budget for such Contract Year. Genco shall submit a budget for each such Contract Year not later than sixty (60) days prior to the expiration of the then current Contract Year. Such budget shall be prepared in accordance with Section 6.02. At the end of each Contract Year commencing after January 1, 2000, Genco and Streamline shall compare actual costs for such Contract Year against the budget for such Contract Year and make the following adjustments: if actual costs are less than the budgeted costs, Streamline will pay Genco as an *; if actual costs are greater than the budgeted costs, Genco will pay Streamline an amount equal to *; PROVIDED that Genco's obligation under this Section 6.01(c) shall not exceed * for such Contract Year.

(c) ADDITIONAL SERVICE FEES. If Genco provides any Additional Services, Streamline shall pay the Additional Services Fees as specified in ss.3.05(a)-(b). Additional Services Fees will not be included in measurements of Genco's budget performance under ss.6.01(b).

6.02 BUDGET ADJUSTMENTS. Streamline's selection of Genco to provide the Services is made in reliance on Genco's ability to deliver the Services in a consistent manner, including management of budgets to minimize volatility. When delivering budgets for any Contract Year commencing after the first anniversary of the Live Date, Genco may increase the Transaction Fees and the Additional Service Fees by a percentage not exceeding the increase, if any, in the CPI for such period. Except as otherwise agreed by the parties or as provided in this ss.6.02, Genco shall not increase the budgeted Fees for any Contract Year; PROVIDED, that Genco may adjust budgeted Fees to reflect the addition of Additional Services in accordance with ss.3.05(a)-(b). It is understood and agreed that the provisions of this ss.6.02 are not intended to limit Genco's ability to bill Streamline for
* reflected in the Budget for any Contract Year based upon the *; PROVIDED, that any such * are based upon the formulae specified in the applicable budget for the Services actually rendered to Streamline.

6.03 PAYMENT SCHEDULE. Streamline will * on the Live Date, * of Transaction Fees (calculated using the preliminary operating budget attached as SCHEDULE 6.04) * the Live Date. Streamline shall pay Implementation Fees, Transaction Fees (not * pursuant to the preceding sentence) and Additional Service Fees net 10 days from the date Streamline receives Genco's invoice, which shall be submitted to Streamline monthly within 15 days after the end of every calendar month during the Term.

6.04 TAXES. Streamline will pay all state and local sales, use, property or other taxes (except for taxes on Genco's property or net income) that may be assessed against Genco or Streamline with respect to this Agreement or the Services. Streamline shall also be responsible for paying all taxes, assessments, and other real property-related levies on its owned or leased real property. All taxes shall be separately itemized on each invoice, indicating the tax and the charges against which such tax was calculated.

6.05 INVOICES; INTEREST. Genco invoices shall separately itemize and reasonably identify all fees, charges and taxes assessed in respect of this Agreement. Streamline will pay all properly itemized invoices within 10 days after the date of the invoice in United States Dollars at Genco's notice address. All amounts due Genco under this Agreement shall accrue interest from the first day following the due date until paid in full at the annual rate (compounded quarterly) equal to the then-prevailing prime rate as announced from time to time in the WALL STREET JOURNAL (the INTEREST RATE)

                                               *Confidential Treatment Requested


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6.06 DISPUTED AMOUNTS. In the event either party in good faith disputes the accuracy or applicability of any Fee, invoice or other amount claimed hereunder, that party shall notify the other party of the nature and support for such dispute within a reasonable period after becoming aware of, and performing an investigation of, the disputed matter. The party contesting its obligations to pay shall deposit any disputed amount in excess of $10,000 that cannot be resolved by the Genco Project Executive and the Streamline Project Executive into an interest-bearing escrow account in the United States bank or depository specified by the other party. In the event of a dispute pursuant to which a party in good faith believes it is entitled to withhold payment, such party shall (1) continue to pay all undisputed amounts to the other party; (2) pay the disputed amounts into escrow in accordance with this ss.6.06; and (3) diligently pursue the dispute resolution process as set forth in ss.17. So long as the party making the escrow deposits performs its obligations in the immediately preceding sentence, the other party shall continue to perform its obligations hereunder. Upon resolution of the dispute, the parties shall allocate the money in the escrow account and any fees relating to opening and maintaining the escrow account, plus any interest earned on such money, according to the resolution of the dispute.

6.07  AUDITS.
(a) REGULATORY AUDITS. Upon notice from Streamline, Genco shall provide, and shall cause its subcontractors to provide, to such auditors and inspectors as Streamline may from time to time designate, access to the CRC Facility and the Genco books and records for the purpose of performing audits or inspections of the Services and the business of Streamline. Genco shall provide, and shall cause its subcontractors to provide such auditors and inspectors any assistance that they may require. If any audit by an auditor designated by Streamline or a regulatory authority results in Genco being notified that it or its subcontractors are not in compliance with any law, regulation, audit requirement, or generally accepted accounting principle relating to the Services, Genco shall, and shall cause its subcontractors to, take actions to comply with such audit. Streamline shall bear the expense of any such compliance that is (1) required by a law, regulation, or other audit requirement relating to Streamline's business or (2) necessary due to Streamline's noncompliance with any law, regulation, or audit requirement imposed on Streamline. Genco shall bear the expense of any such response that is (a) required by a law, regulation, or other audit requirement relating to Genco's business or (b) necessary due to Genco's noncompliance with any law, regulation, or audit requirement imposed on Genco.

(b) FEE AUDITS. Genco shall provide, and shall cause its subcontractors to provide, to Streamline and its designees access to such financial records and supporting documentation as may be reasonably requested by Streamline. Upon reasonable notice from Streamline, Streamline may audit the Fees charged to Streamline to determine that such Fees are accurate and in accordance with this Agreement. If, as a result of such audit, Streamline determines that Genco has overcharged Streamline, Streamline shall notify Genco of the amount of such overcharge and Genco shall promptly pay to Streamline the amount of the overcharge, plus interest at the Interest Rate, calculated from the date of receipt by Genco of the overcharged amount until the date of payment to Streamline. In the event any such audit reveals an overcharge to Streamline during any audit period exceeding 5% of all amounts charged by Genco since the previous audit, Genco shall reimburse Streamline for the reasonable costs of such audit.

(c) RECORD RETENTION. Genco shall (1) retain records and supporting documentation sufficient to document the Services and the Fees paid or payable by Streamline under this Agreement for at least 3 years and (2) upon notice from Streamline, provide Streamline and its designees with reasonable access to such records and documentation.


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6.08 WAREHOUSEMAN'S LIEN. Genco shall have an enforceable warehouseman's lien against any and all Streamline merchandise in the CRC Facility to secure payment of any and all outstanding obligations of Streamline to Genco for the Services provided by Genco at the CRC Facility.


7.  MANAGEMENT
7.01 GENCO PROJECT EXECUTIVE. Genco shall appoint an individual who from the Effective Date shall serve on a full-time basis as the primary Genco contact under this Agreement (the GENCO PROJECT EXECUTIVE). The initial Genco Project Executive shall be Harold Lambert. Except for Permitted Reassignments, Genco shall not reassign or replace a Genco Project Executive.

7.02 DEDICATED STAFF. Subject to the terms of this ss.7, Genco shall appoint and manage the Dedicated Staff.

7.03 REVIEW MEETINGS. Within 30 days after the Effective Date, Streamline and Genco shall determine an appropriate set of periodic meetings to be held between Streamline and Genco. At a minimum these meetings shall include the following:
(1) a monthly management meeting to review the performance report, the project schedule report, the changes report, and such other matters as appropriate, and
(2) a quarterly senior management meeting to review relevant contract and performance issues. All meetings shall have a published agenda issued by Genco sufficiently in advance of the meeting to allow meeting participants a reasonable opportunity to prepare for the meeting.

7.04 SUBCONTRACTORS. Genco shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement. Genco shall be responsible for all payments to its subcontractors. Before Genco contracts with a third party provider of any Maintenance Services, Genco will provide Streamline the opportunity to perform such work at Streamline's expense. Streamline will perform all such work that it agrees to perform in a timely and workmanlike manner, consistent with the standards applicable to firms performing such services.

7.05 CONDUCT OF GENCO PERSONNEL. While at the CRC Facility or any other Streamline property, Genco's personnel, contractors, and subcontractors shall
(1) comply with Streamline's rules, and regulations regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety practices or procedures) generally applicable to such Streamline Locations and (2) otherwise conduct themselves in a businesslike and professional manner. In the event that Streamline determines in good faith that a particular employee, contractor, or subcontractor is not conducting himself or herself in accordance with this ss.7.05, Streamline may provide Genco with notice and documentation in respect of such conduct. Upon receipt of the notice, Genco shall promptly investigate the matter and take appropriate action which, unless Genco disputes the notice in good faith, shall include (a) removing him or her from the Dedicated Staff, (b) providing Streamline with prompt notice of such removal, and (c) replacing him or her with a similarly qualified individual. Nothing in this Section 7.05 shall be construed as requiring Genco to violate any applicable state or federal laws concerning the operation of the CRC Facility or the delivery of the Services.

7.06  NON-COMPETITION ADDITIONAL CRC'S.
(a) NON-COMPETE OBLIGATION. Subject to the provisions of this ss.7.06, during the term of this Agreement and for a period of * following any expiration or termination of this Agreement, Genco will not provide the Services (or similar services) to any person or entity that is then competitive with Streamline's business. For purposes of this Agreement, a person or entity shall


                                           * CONFIDENTIAL TREATMENT REQUESTED
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be "competitive" with Streamline's business if such person or entity offers customers products or services that are substantially similar to more than twenty (20%) of the products and services that Streamline provides to its customers, with such percentage being calculated based upon the contribution of such products or services to Streamline's net income for the most recently completed fiscal year.

(b) ADDITIONAL CRC'S. Genco's obligations under ss.7.06(a) is contingent upon Streamline entering into agreements with Genco providing for Genco to operate at least: (i) * consumer resource centers by December 31, 1999; (ii) * consumer resource centers by December 31, 2000; (iii) * consumer resource centers by December 31, 2001; (iv) * consumer resource centers by December 31, 2002; (v) * consumer resource centers by December 31, 2003; and (vi) * consumer resource centers by December 31, 2004. If Genco is not operating at least the number of consumer resource centers specified in ss.7.06(b)(i)-(vi) on the dates specified, then the non-competition obligations imposed under ss.7.06(a) shall not prohibit Genco from providing the Services (or similar services) to persons and entities that are competitive with Streamline's business (as defined in ss.7.06(a)) (1) in any Standard Metropolitan Statistical Area where Genco is not then operating a consumer resource center for Streamline and (2) in any Standard Metropolitan Statistical Area at any time after the expiration of the * period commencing on the date that Genco is not operating at least the number of consumer resource centers specified in ss.7.06(b)(i)-(vi).

(c) NEGOTIATION PROCEDURES. Streamline shall satisfy its obligations under ss.7.06(b), if it offers Genco the opportunity to operate at least the minimum number of consumer resource centers specified inss.7.06(b) and the parties negotiate in good faith a mutually acceptable agreement for such consumer resource centers, based on the terms of this Agreement, within a 120-day period following Streamline's notice to Genco of the opportunity to operate such consumer resource center. If the parties cannot conclude a mutually acceptable agreement within such period and the parties are not willing to extend the period for such negotiation, then Streamline may (i) negotiate with a third party for such opportunity; PROVIDED, HOWEVER, that any agreement that Streamline enters into with such third party contains terms that are in the aggregate no more favorable to such third party then the terms offered to Genco or (ii) operate such consumer resource center for its own account; PROVIDED, HOWEVER, that Streamline's operation of such consumer resource center is similar in scale and scope to the consumer resource center opportunity offered to Genco.

7.07 MANAGEMENT PROCEDURES MANUAL. Within 30 days after the Effective Date, Streamline will provide Genco with documentation covering the procedures followed by Streamline with respect to the merchandise picking and packing activities conducted at Streamline's Westwood Massachusetts facility. Within 45 days after the Effective Date, Genco shall deliver to Streamline, for Streamline's approval as to scope, the Management Procedures Manual, generally summarizing (1) the Services and (2) the procedures Genco intends to use and the activities Genco proposes to undertake in order to manage the Services, including, when appropriate, those direction, supervision, monitoring, staffing, reporting, planning, and oversight activities normally undertaken at the CRC Facility. Until such time as the Management Procedures Manual has been approved as to scope by Streamline and except as otherwise required or permitted by this Agreement, Genco shall follow and comply with the policies and procedures followed by and complied with by Streamline as of the Effective Date in respect of the Services. Genco shall periodically update the Management Procedures Manual and provide Streamline with an updated copy thereof to reflect any changes in the operations or procedures described therein promptly after such changes were made. Except as may be agreed to by the parties pursuant to a separate acknowledgment, the Management Procedures Manual shall not contradict the terms of this Agreement.


                                           * CONFIDENTIAL TREATMENT REQUESTED

*Confidential Treatment Requested

7.08  CHANGE CONTROL PROCEDURES.
(a) CHANGE CONTROL PROCEDURE. Streamline may make amendments to SCHEDULE 3.01,
SCHEDULE 3.02 or SCHEDULE 3.03 to make changes in the Services. Genco may request amendments to SCHEDULE 3.01, SCHEDULE 3.02 or SCHEDULE 3.03 or in response to any Streamline decision to make a change. If either party wishes to make a change it shall notify the other party of the requested change specifying the change with sufficient details to enable the other party to evaluate it (a CHANGE REQUEST). Within five days following the date of Genco's receipt of a Streamline Change Request, Genco shall deliver a document that: (i) assesses the impact of the change on the cost of the Services (and the schedule if the Change Request concerns Implementation Services) and (ii) incorporates a description of the requested change and its cost if any (a CHANGE CONTROL DOCUMENT). If Streamline accepts the Change Control Document, then the provisions of this Agreement shall be deemed amended to incorporate such change in accordance with the Change Control Document. The price stated in the Change Control Document shall be deemed an increase in the charges specified in this Agreement and Genco may make a corresponding adjustment to the budget for the applicable Contract Year. Any Genco Change Request shall include all information specified for a Change Control Document and the procedure specified in the preceding sentence shall apply to Streamline's review of same. Streamline is not required to accept any Genco Change Request and no Genco Change Request shall be implemented without Streamline's approval except as may be necessary on a temporary basis to maintain the continuity of the Services as specified in Section 7.08(b).

(b) TEMPORARY CHANGES. Genco shall (1) schedule all changes that are the subject of a Change Control Document so as not to unreasonably interrupt Streamline's business operations, (2) prepare and deliver to Streamline a quarterly rolling schedule for ongoing and planned changes for the next 90-day period, (3) monitor the status of changes that are the subject of a Change Control Document that has been accepted by Streamline against the applicable schedule, (4) in the case of Genco Change Requests performed on a temporary basis to maintain the continuity of the Services, document and provide to Streamline notification no later than the next business day after the change is made (which notice may be given orally provided that such oral notice is confirmed in writing to Streamline within 5 days) of all Genco changes.

(c) COST SAVINGS FROM CHANGES. If changes that become the subject of a Change Control Document result in a reduction in the costs of providing the Services then the savings attributable to such changes shall be allocated between Genco and Streamline in accordance with Section 6.01(b); PROVIDED, that if the savings is attributable to a change that does not require Genco to alter the content of the Services it performs but rather alters other expense items in the budget, then the savings shall be allocated to Streamline alone. Any adjustment pursuant to Section 6.01(b) shall be made in accordance with this Section 7.08(c).

8.  REPRESENTATIONS & WARRANTIES
8.01 BY EACH OF STREAMLINE & GENCO. Each of Streamline and Genco represents and warrants that: (1) it is a corporation duly incorporated and validly existing under the laws of the state in which it is organized; (2) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; (3) the execution, delivery, and performance of this Agreement have been duly authorized by it; (4) no approval, authorization, or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement; (5) in connection with its obligations under this Agreement, it shall comply with all applicable Federal, state, and local laws and regulations and shall obtain all applicable permits and licenses; and (6) it has not disclosed as of the Effective Date any Confidential Information relating to the other party.

8.02 EXCLUSION. EXCEPT AS SPECIFIED IN THIS ss.8, NEITHER GENCO NOR STREAMLINE MAKES ANY OTHER WARRANTIES. EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IN RESPECT OF THE SERVICES AND THE SYSTEMS THAT ARE SUBJECT OF THIS AGREEMENT.


9.  PERFORMANCE STANDARDS
9.01 STANDARDS & REPORTS. Genco shall provide the Services in accordance with the Performance Standards. Genco shall provide monthly performance reports to Streamline in a form agreed upon by Streamline and Genco.

9.02 ADJUSTMENT OF PERFORMANCE STANDARDS. The parties shall review during the last quarter of every Contract Year and may adjust, as appropriate, the Performance Standards for the following Contract Year. In addition, either Streamline or Genco may, at any time upon notice to the other party, initiate discussions to review and, upon agreement by the parties, adjust any Performance Standard which such party in good faith believes is inappropriate at that time.

9.03 CAUSE ANALYSIS. After receipt of notice from Streamline in respect of Genco's failure to provide the Services in accordance with the Performance Standards, Genco shall within 15 days (1) perform an analysis to identify the cause of such failure, (2) correct such failure, (3) provide Streamline with a report detailing the cause of, and procedure for correcting, such failure, and
(4) provide Streamline with reasonable evidence that such failure will not reoccur.

9.04 PERFORMANCE CREDITS. In the event that the Services fail to meet the Performance Standards in any calendar month, Genco shall pay to Streamline liquidated damages equal to the applicable Performance Credits specified in
SCHEDULE 9.01. The parties acknowledge that (i) these liquidated damages are a reasonable estimate of the actual loss Streamline will suffer if the Services fail to meet the Performance Standards; (ii) the amount of actual loss cannot be precisely determined but these liquidated damages are not plainly or grossly disproportionate to the actual loss; and (iii) these liquidated damages are not intended as a penalty to compel performance. Liquidated damages finally determined to be owed by Genco shall be taken as a credit by Streamline against amounts payable by Streamline under this Agreement.


10.  CONFIDENTIALITY & PROPRIETARY RIGHTS
10.01  CONFIDENTIAL INFORMATION.
(a) NONDISCLOSURE. Each party shall use at least the same standard of care in the protection of Confidential Information of the other party as it uses to protect its own confidential or proprietary information. Each party shall use the Confidential Information of the other party only in connection with the purposes of this Agreement and shall make such Confidential Information available only to its employees, subcontractors, or agents having a "need to know" with respect to such purpose. Genco shall advise each such employee, subcontractor, and agent of Genco's obligations under this Agreement and require such employees, subcontractors, and agents to execute confidentiality agreements with terms substantially the same as the terms of this ss.10.1. In the event of the expiration of this Agreement or termination of this Agreement for any reason, all Confidential Information of a party disclosed to and all copies thereof made by the other party shall be returned to the disclosing party or, at the disclosing party's option, erased or destroyed. The recipient of the Confidential Information shall provide to the disclosing party certificates evidencing such destruction. The obligations in this ss.10.01 shall not restrict any disclosure by a party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such law or order). Confidential Information of a party shall not be afforded the protection of this Agreement if such data was (1) developed by the other party independently, (2) rightfully obtained by the other party without obligation to the disclosing party hereunder, (3) publicly available other than through the fault or negligence of the other party, or (4) released or disclosed to a third party by the disclosing party without restriction.

(b) INJUNCTIVE RELIEF. Each party acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, such party may have no adequate remedy in damages and, accordingly, shall be entitled to seek an injunction to prevent such breach or threatened breach; PROVIDED that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition, or limitation of any legal or equitable remedies in the event of a breach hereof.

(c) UNAUTHORIZED ACTS. Each party shall: (1) notify the other party promptly of any unauthorized possession, use, or knowledge, or attempt thereof, of any Confidential Information by any person or entity which may become known to it,
(2) promptly furnish to the other party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information, (3) cooperate with the other party in any litigation and investigation against third parties deemed necessary by such party to protect its proprietary rights, and (4) promptly prevent a reoccurrence of any such unauthorized possession, use, or knowledge of Confidential Information.

10.02  STREAMLINE INFORMATION
(a) OWNERSHIP OF STREAMLINE INFORMATION. The Streamline Information is and shall remain the property of Streamline. The Streamline Information shall not be (1) used by Genco other than in connection with providing the Services, (2) disclosed, sold, assigned, leased, or otherwise provided to third parties by Genco (except as provided for in this Agreement and subject to ss.10.01), or (3) commercially exploited by or on behalf of Genco, its employees, subcontractors, or agents.

(b) RETURN OF INFORMATION. At no cost to Streamline, Genco shall, upon (1) request by Streamline at any time, and, (2) the cessation of all Termination Assistance Services, (a) promptly return to Streamline, in the format and on the media in use by Genco as of the date of the request, all (or the portion so designated by Streamline) of the Streamline Information and (b) erase or destroy all (or the portion so designated by Streamline) of the Streamline Information in Genco's possession upon the cessation of all Termination Assistance Services. Archival tapes containing any Streamline Information shall be used solely for back-up purposes.

10.03 STREAMLINE SOFTWARE. Streamline hereby grants to Genco, solely to provide the Services, a non-exclusive, non-transferable right to use the Streamline Software as installed on the computer equipment supplied by Streamline for the CRC Facility; PROVIDED that Genco may not decompile, disassemble, or otherwise reverse engineer the Streamline Software. Streamline shall, at no cost to Genco, provide Genco with access to the relevant portions of the Streamline Software in the form in use by Streamline as of the Effective Date. Upon the expiration of this Agreement or the termination of this Agreement for any reason, Genco's rights to use the Streamline Software shall terminate.

11.  RISK ALLOCATION
11.01 BY STREAMLINE. Subject to the provisions of ss.11.03, Streamline shall defend, indemnify and hold harmless Genco and the Genco Group from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney's fees of the Indemnitee and those that may be asserted by a third party) or liability (collectively, LOSSES) imposed upon the Genco Group by any third party arising from or related to: (a) any amounts (including taxes, interest, and penalties) assessed against Genco which are obligations of Streamline pursuant to this Agreement, including without limitation such amounts identified in ss.3.06, ss.5 and ss.6.05 (including taxes, interest, and penalties assessed against Genco), (b) any inaccuracy or untruthfulness of any representation or warranty made by Streamline pursuant to ss.8, (c) Streamline Employment Claims and (d) any negligent or willful acts or omissions by Streamline (employer or agents) (other than such claims as may be covered by Genco's workers' compensation). Streamline shall be responsible for any costs and expenses incurred by Genco in connection with the enforcement of this ss.11.01.

11.02 BY GENCO. Subject to the provisions of ss.11.03, Genco shall indemnify defend, indemnify and hold harmless Streamline and the Streamline Group from and against any Losses imposed upon the Streamline Group by any third party arising from or related to: (a) any amounts (including taxes, interest, and penalties) assessed against Streamline which are obligations of Genco pursuant to this Agreement, including without limitation ss.3.06, (b) the inaccuracy or untruthfulness of any representation or warranty made by Genco pursuant to ss.8,
(c) any breach or violation of Genco's subcontracting arrangements by Genco, (d) any Genco Employment Claims and (e) any negligent or willful acts or omissions by Genco employer or agents (other than such claims as may be covered by Streamline's workers' compensation). Genco shall be responsible for any costs and expenses incurred by Streamline in connection with the enforcement of this ss.11.02. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any member of the Genco Group's negligence, intentional misconduct or breach of this Agreement.

11.03 PROCEDURES. If any third party makes a claim covered by ss.11.01 or ss.11.02 against an Indemnitee with respect to which such Indemnitee intends to seek indemnification under this ss.11, such Indemnitee shall give notice of such claim to the Indemnitor, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the Indemnitor shall be obligated to defend such Indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the Indemnitor, reasonably satisfactory to the Indemnitee. Indemnitee shall cooperate fully with, and assist, the Indemnitor in its defense against such claim in all reasonable respects. The Indemnitor shall keep the Indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnitee; PROVIDED (1) if the parties agree that it is advantageous to the defense for the Indemnitee to employ its own counsel or (2) in the reasonable judgment of the Indemnitee, based upon an opinion of counsel which shall be provided to the Indemnitor, representation of both the Indemnitor and the Indemnitee would be inappropriate under applicable standards of professional conduct due to actual or potential conflicts of interest between them, then reasonable fees and expenses of the Indemnitee's counsel shall be at the expense of the Indemnitor, subject to the Indemnitor's approval of such counsel. Neither the Indemnitor nor any Indemnitee shall be liable for any settlement of any action or claim effected without its consent. Notwithstanding the foregoing, the Indemnitee shall retain, assume, or reassume sole control over, all expenses relating to, every aspect of the defense that it believes is not the subject of the indemnification provided for in ss.11.01 or ss.11.02, as applicable. Until both (a) the Indemnitee receives notice from the Indemnitor that it will defend and (b) the Indemnitor assumes such defense, the Indemnitee may, at any time after 30 days from the date notice of claim is given to the Indemnitor by the Indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the Indemnitor, settle or otherwise compromise or pay the claim. The Indemnitor shall pay all costs of the Indemnitee arising out of or relating to that defense and any such settlement, compromise, or payment. The Indemnitee shall keep the Indemnitor fully apprised at all times as to the status of the defense. Following indemnification as provided in ss.11, the Indemnitor shall be subrogated to all rights of the Indemnitee with respect to the matters for which indemnification has been made.

12.  INSURANCE
12.01 GENERALLY. During the Term, Genco shall maintain at its own expense insurance of the type and in the amounts specified: (a) statutory workers compensation in accordance with all Federal, state, and local requirements; (b) employee liability in an amount not less than $1,000,000 per occurrence; (c) comprehensive general public liability (including contractual liability insurance) in an amount not less than $1,000,000 per occurrence; and (e) comprehensive automobile liability covering all vehicles that Genco owns, hires, or leases in an amount not less than $2,000,000 per occurrence for bodily injury or death and $1,000,000 per occurrence for property damage.

12.02 DOCUMENTATION. Each such insurance policy shall name Streamline as a loss payee and shall provide for at least 10 days' notice to Streamline in the event of any modification or cancellation, and in such event, Genco shall secure replacement insurance to be effective upon expiration or termination of the earlier policy so that there is no lapse in coverage. Genco will also notify Streamline at least 30 days in advance if Genco desires to materially modify or cancel any such insurance. Upon request, Genco shall furnish Streamline with certificates of insurance to evidence its compliance with the provisions hereof.

13. ADDITIONAL SERVICES. Streamline may, from time to time during the Term, request that Genco perform Additional Services that are outside the scope of the Services, as then defined. As soon as reasonably practicable after Genco's receipt of Streamline's request, but not later than thirty (30) days after such request, Genco shall provide Streamline with (a) a written description of the work Genco anticipates performing in connection with such Additional Service,
(b) a schedule for commencing the Additional Services (including the date when such Additional Service will be available to Streamline and its customers), (c) Genco's prospective charges for such Additional Service (the ADDITIONAL SERVICES
FEES), and (d) when appropriate, acceptance test criteria and procedures in respect of any Additional Service ((a) through (d) collectively, an ADDITIONAL SERVICES PROPOSAL). In the event Streamline elects to have Genco perform the Additional Service, Streamline and Genco shall execute an Additional Services Schedule containing the information concerning the Additional Services to which the parties may agree. Genco shall not begin performing any Additional Service until an Additional Services Schedule in respect of such Additional Service has been executed on behalf of Streamline and Genco. Upon execution of an Additional Project Schedule, each party shall perform its obligations thereunder.

14.  CONTINUED PROVISION OF SERVICES
14.01 FORCE MAJEURE. Any failure or delay by Streamline or Genco in the performance of its obligations pursuant to this Agreement shall not be deemed a default of this Agreement or a ground for termination hereunder (except as provided in this ss.14.01) if such failure or delay is caused by a Force Majeure Event, could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans, or other commercially reasonable means. Upon the occurrence of a Force Majeure Event, the non-performing party shall be excused from any further performance of its obligations pursuant to this Agreement affected by the Force Majeure Event for as long as (1) such Force Majeure Event continues and (2) such party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay. The party delayed by a Force Majeure Event shall immediately notify the other party by telephone (to be confirmed in a notice within one Business Day of the inception of such delay) of the occurrence of a Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.

14.02 ALLOCATION OF RESOURCES. Whenever a Force Majeure Event causes Genco to allocate limited resources (but excluding Dedicated Staff) between or among Genco's customers and affiliates, Streamline shall receive at least the same priority in respect of such allocation as Genco's affiliates and Genco's other commercial customers.

15.  TERMINATION, DEFAULT & REMEDIES
TERMINATION FOR CONVENIENCE. Genco may terminate this Agreement in its entirety without cause at any time after the end of the Initial Term upon at least six
(6) months' notice to Streamline. Streamline may terminate this Agreement in its entirety without cause at any time upon at least three (3) months' notice to Genco. .

15.02 TERMINATION FOR DEFAULT. A party may terminate this Agreement if the other party Defaults. DEFAULT means any of the following:

(a) FAILURE TO PROVIDE THE CRITICAL SERVICES. Any failure by Genco to provide the Services that results in a failure of a Critical Service (other than arising from a Force Majeure Event) that Genco does not, within one day of its receipt of a notice (which may be given verbally but shall be subsequently confirmed in writing) of the failure of such Critical Service cure; provided that 4 or more separate failures to provide Critical Services in any 12-month period during the Term shall be a Default irrespective of Genco's timely cure;

(b) PAYMENT DEFAULT. Any failure by either party to pay any amount due hereunder, if such failure is not cured within 10 days after notice of such default; PROVIDED that (i) this clause shall not be construed to deprive either party of its dispute rights under ss.6.07 and (ii) clause (i) of this proviso shall not be available to a non-paying party unless it meets all of its obligations under ss.6.07;

(c) INSOLVENCY, ETC. Any federal or state bankruptcy, insolvency or receivership proceeding or the like (including out-of-court arrangements involving a party that cannot pay its debts as they mature) is commenced by or against such party unless, in the case of an involuntary proceeding, it is dismissed within sixty
(60) days;

PERFORMANCE CREDIT EXCESS. If more than * in Performance Credits accrue in any 12-month period after the Live Date;

(d) MATERIAL DEFAULT. Any failure by a party to perform of any of its material obligations under this Agreement, if such default is not cured within 30 days after notice is received by the defaulting party specifying, in reasonable detail, the nature of the default.

15.03 PERFORMANCE CREDITS. In the event of a termination by Streamline after a Default by Genco, Genco shall pay to Streamline an amount equal to any unused Performance Credits.


                                               *Confidential Treatment Requested

15.04 EXCLUSION OF DAMAGES. Neither Streamline nor Genco shall be liable for, nor will the measure of damages include, any Consequential Damages. EXCEPT FOR DAMAGES ARISING UNDER ss.10 (PROPRIETARY RIGHTS) OR PAYABLE IN RESPECT OF A THIRD PARTY INDEMNIFICATION CLAIM UNDER ss.11, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES OF ANY KIND INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY OR ANY OTHER THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


16.  TRANSITION SERVICES
16.01 TERMINATION ASSISTANCE. Genco shall perform the Termination Assistance Services for up to 90 days prior to the expiration or termination of this Agreement and, upon the written request of Streamline, for up to one year following the expiration or termination of this Agreement. During such period, the Fees shall be payable as if this Agreement had not terminated.

16.02 OTHER EXIT PROVISIONS. Upon the expiration of this Agreement or the termination of this Agreement for any reason, Genco shall provide the Termination Assistance Services in accordance with ss.16.01.


17.  DISPUTE RESOLUTION
17.01 PROJECT EXECUTIVES. All disputes shall initially be referred jointly to the Genco Project Executive and the Streamline Project Executive. If the Project Executives are unable to resolve the dispute within 10 business days after referral of the matter to them, the parties shall submit the dispute to senior management of Genco and Streamline for resolution.

17.02 SENIOR MANAGEMENT. Either party may, upon notice and within 10 business days of receipt of a notice from the Genco Project Executive and the Streamline Project Executive pursuant to ss.17.01, elect to convene a hearing. The hearing shall occur no more than 10 business days after a party serves notice to commence the procedure set forth in this ss.17.02. Each party may be represented at the hearing by lawyers. If the matter cannot be resolved at such hearing by such senior executives, the neutral adviser, if one has been agreed upon, may be asked to assist such senior executives in evaluating the strengths and weaknesses of each party's position on the merits of the dispute. Thereafter, such senior executives shall meet and try again to resolve the matter. If the matter cannot be resolved at such meeting, such senior executives shall inform their respective senior management and the proceedings occurring pursuant to this ss.17.02 will have been without prejudice to the legal position of either party. Each of the parties shall bear its respective costs incurred in connection with the procedure set forth in this ss.17.02, except that they shall share equally the fees and expenses of the neutral adviser, if any, and the costs of the facility for the hearing.

17.03 ARBITRATION. If a dispute is not resolved pursuant to ss.17.02, then either party may upon notice within 10 business days after the completion of the procedures set forth in ss.17.02, submit any dispute to binding arbitration in accordance with this ss.17.03.

(a) PLACE. The arbitration shall be held in Boston, Massachusetts before a panel of three arbitrators. Either Streamline or Genco may, by notice to the other party, demand arbitration, by serving on the other party a statement of the dispute, controversy, or claim, and the facts relating or giving rise thereto, in reasonable detail, and the name of the arbitrator selected by it.

(b) ARBITRATORS. Within 30 days after receipt of such notice, the other party shall name its arbitrator, and the two arbitrators named by the parties shall, within 30 days after the date of such notice, select the third arbitrator.

(c) RULES. The arbitration shall be governed by the Commercial Arbitration Rules of the AAA, except as expressly provided in this ss.17.03; PROVIDED that the arbitration shall be administered by any organization agreed upon by the parties. The arbitrators may not amend or disregard any provision of this ss.17.03.

(d) DISCOVERY. The arbitrators shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing fair, speedy, and cost-effective resolution of disputes. The arbitrators shall reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope and direction of such discovery. The arbitrators shall not be required to make findings of fact or render opinions of law.

(e) AWARD. Any award rendered by the arbitrators shall be final and binding upon the parties hereto. Judgment upon the award may be entered in any court of record of competent jurisdiction. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time. The final arbitration award shall award to the prevailing party pre-award interest as is equitable or just (and if awarded, such interest shall be calculated at the Interest Rate), and may grant equitable relief as is just and provided by the Commercial Arbitration Rules, in each case except as specifically provided to the contrary herein. The arbitrators shall have no authority to award damages that are excluded or limited in this Agreement.

17.05 INSTITUTION OF LEGAL PROCEEDINGS. The parties agree not to institute legal proceeding against each other until after the procedures provided in ss.17.01 through ss.17.03 have been exercised, except for an action to seek injunctive relief to prevent or stay a breach of any provision of ss.10.


18. GENERAL PROVISIONS
18.01 ASSIGNMENT. Neither party may assign this Agreement or any of its rights or obligations hereunder without the consent of the other party and any such attempted assignment shall be void, except upon a merger, corporate reorganization or sale of all or substantially all of such party's assets. Any assignment in contravention of this ss.18.01 shall be deemed null and void.

18.02 NOTICES. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, and other communications required or permitted under this Agreement shall be in writing and shall be sent by fax to the number specified below. A copy of any such notice shall also be sent by registered express air mail on the date such notice is transmitted by fax to the address specified below:

In the case of Streamline:
Streamline.com, Inc.
27 Dartmouth Street
Westwood, MA 02090
Fax: (617) 407.1946
Attn: David K. Blakelock

In the case of Genco:
Genco Development System, Inc.
100 Papercraft Park

Pittsburgh, PA 15238
Fax: (412) 826.0856
Attention: Jerry Davis

Either party may change its address or fax number for notification purposes by giving the other party notice of the new address or fax number and the date upon which it will become effective.

18.03 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

18.04 CONSTRUCTION & INTERPRETATION OF DOCUMENTS. The captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement, and shall not limit or affect the terms and conditions hereof. Words such as HEREIN, HEREINAFTER, HEREOF and HEREUNDER refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

18.05 RELATIONSHIP. The performance by Genco of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement, except for the limited agency expressly provided for herein, shall create or imply an agency relationship between Streamline and Genco, nor shall this Agreement be deemed to constitute a joint venture or partnership between Streamline and Genco. Genco agrees and represents that it is an independent contractor and its personnel are not Streamline's agents or employees for federal tax purposes, and are not entitled to any Streamline employee benefits. Genco assumes sole and full responsibility for its acts and the acts of its personnel. Genco and its personnel have no authority to make commitments or enter into contracts on behalf of, bind, or otherwise obligate Streamline in any manner whatsoever, except for the limited agency expressly provided for herein.

18.06 CONSENTS, APPROVALS AND REQUESTS. Unless otherwise specified in this Agreement, all consents and approvals, acceptances, or similar actions to be given by either party under this Agreement shall not be unreasonably withheld or delayed.

18.07 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the extent granted by law.

18.08 WAIVER. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

18.09 PUBLICITY. Neither party shall use the other party's name, trademarks, or service marks or refer to the other party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement or its subject matter, including, but not limited to, in any promotional or marketing materials, customer lists, or business presentations without obtaining prior consent from the other party for each such use or release.

18.10 ENTIRE AGREEMENT. This Agreement, together with the Schedules, which are hereby incorporated by reference into this Agreement, is the entire agreement between the parties with respect to its subject matter, and there are no other representations, understandings, or agreements between the parties relative to such subject matter.

18.11 AMENDMENTS. No amendment to, or change, waiver, or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced.

18.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD FOR ANY CHOICE OR CONFLICT OF LAWS RULE OR PROVISION THAT WOULD RESULT IN THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

18.13 SURVIVAL. Accrued payment obligations and the following Sections of this Agreement shall survive the expiration or termination of this Agreement for any reason: ss.1, ss.10, ss.11, ss.15, ss.16, ss.17 and ss.18.

18.14 THIRD PARTY BENEFICIARIES. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than Streamline or Genco.

18.15 ACKNOWLEDGMENT. Streamline and Genco each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties' agreement based upon the level of risk to Streamline and Genco associated with their respective obligations under this Agreement and the payments to be made to Genco and credits to be issued to Streamline pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

18.16 COVENANT OF FURTHER ASSURANCES. Streamline and Genco covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of Streamline and Genco will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

18.17 SOLICITATION. Genco will not solicit or hire an employee of Streamline during the Term and for 12 months after the expiration of such employee's employment with Streamline, without the written consent of Streamline.


IN WITNESS WHEREOF, each of Streamline and Genco have each caused this Agreement to be executed and delivered by its duly authorized representative.

                                      STREAMLINE.COM, INC.

                                      /s/ Timothy A. Demello
                                      --------------------------
                                      BY:
                                      TITLE:




                                      GENCO I, INC.

                                      /s/ Jerry Davis
                                      ---------------------------
                                      BY:
                                      TITLE:

                                                                     SCHEDULE 1
                                                                     DEFINITIONS

For purposes of the Agreement to which this Schedule is attached, the following defined terms shall have the meanings specified below:

AAA means the American Arbitration Association.

ADDITIONAL SERVICES has the meaning set forth in ss.3.01.

ADDITIONAL SERVICES FEES means as to any Additional Services, the fees for such Additional Services, as identified in Section 3.05(a)-(b).

ADDITIONAL SERVICES PROPOSAL has the meaning set forth in ss.13.

ADDITIONAL SERVICES SCHEDULE has the meaning set forth in ss.3.01.

AGREEMENT means this Agreement, dated as of May 6, 1999, by and between Streamline and Genco, as it may be supplemented or amended and in effect from time to time.

BUSINESS DAY means any weekday (Monday through Friday) excluding Streamline holidays: New Years Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas , as the holidays may be specified by Streamline no less than sixty (60) days before the beginning of each calendar year during the Term.

CHANGE CONTROL DOCUMENT has the meaning set forth in ss.7.08.

CHANGE REQUEST has the meaning set forth in ss.7.08.

CONFIDENTIAL INFORMATION of a party means all confidential or proprietary information and documentation of such party that is so marked (or in the case of information disclosed orally or visually, summarized in a writing within 10 days after such disclosure), including (a) with respect to Streamline, all Streamline Information and other information of Streamline or its customers that is not permitted to be disclosed to third parties under local laws and regulations and
(b) the terms of this Agreement.

CONSEQUENTIAL DAMAGES means any indirect, special or consequential damages or amounts for loss of income, profits, or savings arising out of or relating to Streamline's or Genco's performance under this Agreement.

CONTRACT YEAR means each 12-month period commencing on the Live Date or any anniversary of the Live Date during the Term; provided that the Contract Year that commences on the first anniversary of the Live Date may be greater or less than 12-months in duration in order to ensure that such Contract Year (and each succeeding Contract Year) ends on December 31.

CRC FACILITY has the meaning set forth in the recitals.

CRITICAL MILESTONE DELIVERY means a Milestone Delivery that is so designated on the Implementation Schedule.

CRITICAL SERVICES means those Services so identified in SCHEDULE 3.02.

DEDICATED STAFF means the individuals appointed by Genco with suitable training and skills to provide the Services.

DEFAULT has the meaning set forth in ss.15.02.

DOCUMENTATION means all documentation, written materials, work papers, configurations, manuals (including the Management Procedures Manual), and other work product prepared by or on behalf of Genco or otherwise used by Genco, its subcontractors or agents in connection with providing the Services, other than the Streamline Information and information produced using the Streamline Information.

EFFECTIVE DATE has the meaning set forth in the recitals hereto.

EMPLOYMENT CLAIMS means as to either party, (i) any violation of Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons by such party or its employees, subcontractors or agents, (ii) sexual discrimination or harassment by such party, its employees, subcontractors or agents, (iii) work-related injury except as may be covered by the other party's workers' compensation, or death caused by such party, its employees, subcontractors, or agents, and (iv) any representations, oral or written, made by such party to its employees, subcontractors or agents.

FEES means the Implementation Fees, the Transaction Fees and the Additional Services Fees, collectively.

FORCE MAJEURE EVENT means any failure or delay caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, strikes, lockouts, or labor difficulties, court order, third party nonperformance (except the non-performing party's subcontractors or agents), or any other similar cause beyond the reasonable control of such party and without the fault or negligence of such party.

GENCO means Genco I, Inc. a Delaware corporation.

GENCO GROUP means Genco, its subsidiaries, parent corporations, affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, customers and successors and permitted assigns.

GENCO PROJECT EXECUTIVE has the meaning set forth in ss.7.02.

IMPLEMENTATION SCHEDULE means SCHEDULE 4.01.

IMPLEMENTATION SERVICES has the meaning set forth in ss.3.01.

INCLUDED TRAINING means the training described in SCHEDULE 3.01 that is intended to prepare Streamline staff to use the Transaction Services.

INDEMNITOR means as to claims under ss.11.01, Streamline, and as to claims under ss.11.02, Genco.

INDEMNITEE means as to claims under ss.11.01, Genco Group, and as to claims under ss.11.02, Streamline Group.

INITIAL TERM has the meaning set forth in ss.2.01.

INTEREST RATE has the meaning set forth in ss.6.06.

LEGISLATIVE MODIFICATIONS has the meaning set forth in ss.3.06.

LIVE DATE means the date upon which Genco commences processing of Streamline's customer orders at the CRC Facility.

MANAGEMENT FEE has the meaning set forth in ss.6.01.

MANAGEMENT PROCEDURES MANUAL means the management procedures manual prepared by Genco in the form and scope agreed upon by Streamline and Genco, which establishes the procedures pursuant to which policies of Streamline and Genco will implemented during the Term.

MATERIAL NONCONFORMITY or MATERIALLY NONCONFORMING means, as to any Milestone Delivery, or any Services, a Nonconformity or Nonconformities that (i) individually or in the aggregate, materially and adversely affect Streamline's ability to perform the business functions that are represented by or are within the scope of the applicable Milestone Delivery or Services; and (ii) are not cured within the applicable Fix Period or cure period, as applicable.

MILESTONE DATE means as to any Milestone Delivery, the date by which such Milestone Delivery is due to Streamline, as set forth in the applicable Implementation Schedule.

MILESTONE DELIVERY has the meaning assigned thereto in ss.4.01.

MILESTONE REQUIREMENT means as to any Milestone Delivery, the specifications and requirements associated with such Milestone Delivery, as set forth in the applicable Implementation Schedule.

NONCONFORMITY means any failure of any Delivery or Services to meet the applicable Milestone Requirements or Performance Standards.

ORDER means a consumer order for Streamline goods or services that is processed by Genco at the CRC Facility; PROVIDED, that no Streamline customer will be charged with more than one (1) Order per day and consumer orders that do not include goods or services for which the Streamline customer may be charged (e.g., $0 order; $30 order; negative orders as credits returns and incorrect orders) shall be excluded.

PERFORMANCE CREDIT(S) has the meaning set forth in ss.9.04.

PERFORMANCE STANDARDS means the performance standards set forth in SCHEDULE 9.01, as they may be amended from time to time pursuant to ss.9.

PERMIT has the meaning set forth in ss.3.06.

PERMITTED REASSIGNMENT means, in respect of the Genco Project Executive, the reassignment or replacement by Genco of such Genco Project Executive (a) at any time after the 4th anniversary of such person's assignment to work with Streamline; (b) upon Streamline's consent to such reassignment or replacement; PROVIDED that Streamline shall not unreasonably withhold consent if Genco demonstrates that such reassignment will not have a material adverse impact on the Services; or (c) upon such person's voluntary resignation from Genco or inability to work due to a death or disability or (d) upon the dismissal of such person by Genco for (i) misconduct (e.g., fraud, drug abuse, theft) or (ii) unsatisfactory performance as determined by Genco in respect of his or her duties and responsibilities to Streamline pursuant to this Agreement; PROVIDED that in all cases other than Streamline's consent, Genco shall provide written notice to Streamline of the Permitted Reassignment and the reason therefor.

PROBLEM NOTICE has the meaning set forth in ss.4.03.

REDELIVERY has the meaning set forth in ss.4.03

RENEWAL TERM(S) has the meaning set forth in ss.2.02.

REQUIRED RESOURCES has the meaning set forth in ss.4.02.

SERVICES means collectively, the Implementation Services, the Transaction Services, the Maintenance Services, the Other Included Services and such Additional Services, if any, as may be agreed between the parties pursuant to ss.13 from time to time.

STREAMLINE means Streamline.com, Inc., a Delaware corporation.

STREAMLINE GROUP means Streamline, its subsidiaries, parent corporations, affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, customers and successors and permitted assigns.

STREAMLINE INFORMATION means all data and information provided to Genco by Streamline in connection with the Services, including all materials concerning
(a) the policies and procedures used by Streamline for merchandise processing and picking and (b) the Streamline System or Streamline Software.

STREAMLINE PROJECT EXECUTIVE means the individual who is appointed by Streamline who will act as the primary point of contact for Blizzard with respect to each party's obligations under this Agreement and who will be authorized to issue all consents or approvals and make all requests on behalf of Streamline.

STREAMLINE SOFTWARE means (a) the software owned by Streamline, as identified in
SCHEDULE 10.3A and (b) the software licensed or leased by Streamline from a third party, as identified in SCHEDULE 10.3B, as such software described in clauses (a) and (b) may be updated from time to time during the Term; and (c) all related documentation in Streamline's possession during the Term.

STREAMLINE SYSTEM means the version of Streamline's system for merchandise processing and picking services (including all Streamline Information concerning warehouse layout, logistics and procedures and all Streamline Software, computer hardware and communications equipment), as it is configured and implemented on the Effective Date and subject to ss.5.02, as it may be modified or replaced from time to time during the Term.

STREAMLINE THIRD PARTY SERVICES has the meaning set forth in ss.5.03.

TERM means the Initial Term and all Renewal Terms, collectively.

TERMINATION ASSISTANCE SERVICES means (1) the cooperation of Genco with Streamline in effecting the orderly transfer of the Services to a third party or the resumption of the Services by

Streamline upon request by Streamline and (2) the performance by Genco of such services as may be requested by Streamline in accordance with ss.16.01, in connection with the transfer of the Services to a third party.

TRANSACTION FEES means the fees identified in the budget attached as SCHEDULE
6.01 in respect of the Transaction Services which fees shall equal Genco's costs for such Transaction Services.

TRANSACTION SERVICES has the meaning set forth in ss.3.01.

                                                                SCHEDULE 3.012.4
                                                         IMPLEMENTATION SERVICES


(1) Genco will complete Streamline training concerning operation of the CRC Facility using the Streamline System.
(2) Genco will deliver a Management Procedures Manual to Streamline within the time period specified in Section 7.07

                                                                   SCHEDULE 3.02
                                                            TRANSACTION SERVICES

(1) Genco will receive all shipments of Streamline merchandise at the CRC Facility as scheduled by Streamline. No Streamline merchandise shall be delivered to the CRC Facility or transferred from the CRC Facility except under the guidelines established by Streamline as set forth in the Management Procedures Manual. The Management Procedures Manual will also detail the procedures for handling, storage, and disposal for any Streamline merchandise that requires any special handling (e.g., produce and other perishable goods). Streamline will notify Genco of any merchandise being shipped to the CRC Facility requiring any special handling, storage, disposal, or DOT regulatory requirements.

       Genco may remove merchandise of a nature that is not specified in the Management Procedures Manual from the CRC Facility (with notice to Streamline) if such merchandise is a hazard to the CRC Facility property or the personnel operating the CRC Facility without incurring any liability whatsoever to Streamline

(2) Genco will unload, sort, and store in the CRC Facility all shipments of Streamline merchandise using the procedures set forth in the Management Procedures Manual. This is a Critical Service; if Genco does not complete the unloading, sorting and storage of all shipments of Streamline merchandise within 8 hours after the delivery of such merchandise to the CRC Facility, then Genco will have failed to deliver a Critical Service for purposes of Section 15.0

(3) Genco will, when storing Streamline merchandise in the CRC Facility, scan [or key enter] UPC or SKU numbers on all such merchandise using the Streamline Software and the procedures set forth in the Management Procedures Manual. This is a Critical Service; if Genco does not achieve at least a * accuracy with respect to scanning or entering UPC or SKU numbers on all merchandise it stores at the CRC Facility, then Genco will have failed to deliver a Critical Service for purposes of Section 15.02.

(4) Upon receipt of Streamline customer orders at the CRC Facility, Genco will remove the required quantities of the designated Streamline merchandise from the inventory maintained at the CRC Facility, mark and "bin" such selected merchandise as specified in


                                           * CONFIDENTIAL TREATMENT REQUESTED
       the Management procedures Manual and load the bins in the Streamline delivery trucks in accordance with procedures specified in the Management Procedures Manual. This is a Critical Service; if Genco does not achieve at least a * "pick accuracy" (as defined in SCHEDULE 9.01) and does not complete the loading of any delivery truck within four (4) hours of the scheduled completion time, then Genco will have failed to deliver a Critical Service for purposes of Section 15.02.


                                           * CONFIDENTIAL TREATMENT REQUESTED

                                                                   SCHEDULE 3.03
                                                            MAINTENANCE SERVICES

(1) Maintaining the CRC Facility security, sanitation, equipment, and Streamline Merchandise in a condition consistent with that of a reasonable public warehouseman's practices.

(2) Purchasing supplies necessary for the delivery of the Transaction Services (and the Maintenance Services)

(3)    The other maintenance services detailed in the Management Procedures
       Manual


                                                                   SCHEDULE 3.04
                                                         OTHER INCLUDED SERVICES
NONE.

                                                                   SCHEDULE 3.04
                                                             ADDITIONAL SERVICES
NONE.

                                                                   SCHEDULE 3.11
                                                                 HUMAN RESOURCES

The following terms and conditions shall apply to the transitioning of employees from Streamline to Genco:

1. OFFERS. Genco shall extend offers of employment according to the terms of this Schedule and in accordance with the procedures described in ANNEX 1 attached hereto to those Streamline employees identified in ANNEX 2 attached hereto (collectively, the STREAMLINE EMPLOYEES; each, a STREAMLINE EMPLOYEE) with an employment start date (the START DATE) of no later than May 16, 1999, unless the Streamline Employee is then on an approved leave pursuant to any of Streamline's leave policies, in which event it shall be the date the Streamline Employee returns to work.

2.  HIRING REQUIREMENTS.  Genco shall hire those Streamline Employees who:

     (a) are employed by Streamline and have not been reassigned to an out-of-scope position within Streamline as of the date the offer is made;
     (b) accept the offer of employment from Genco within five business days from the date the offer is made; and
     (c) if requested by Streamline, sign a release substantially in the form set forth in ANNEX 3 attached hereto (conditions 2(a) through 2(c) collectively, the HIRING REQUIREMENTS; and the Streamline Employees hired by Genco collectively, the TRANSITIONED EMPLOYEES; each, a TRANSITIONED EMPLOYEE).

Genco shall make hiring decisions regarding the Streamline Employees based on the Hiring Requirements. Genco shall be solely responsible for making such hiring decisions, subject to the provisions of this Section.

3. TERMS OF EMPLOYMENT. Genco's offer of employment to each Streamline Employee shall include the following:

     (a) BASE SALARY. Each offer of employment to a Streamline Employee who currently receives a salary shall include an initial base salary of not less than the base salary that each such Streamline Employee received from Streamline as of the Effective Date, with any adjustments thereto made by Streamline in accordance with Streamline's normal salary adjustment policies. The Streamline Employees' base salaries as of the Effective Date, are set forth in ANNEX 3.

     (b) HOURLY WAGE. Each offer of employment to a Streamline Employee who is employed on an hourly basis shall include an initial hourly wage of not less than the hourly wage that each such Streamline Employee received from Streamline as of the Effective Date, with any adjustments thereto made by Streamline in accordance with Streamline's normal hourly wage adjustment policies. The Streamline Employees' hourly wage rates as of the Effective Date, are set forth in ANNEX 4.

     (c) POSITIONS. Genco shall offer employment to the Streamline Employees for positions comparable to the positions in which such Streamline Employees are employed as of the Agreement Date. Each offer to a Streamline Employee shall include a benefits package of not less than the benefits package (i) that such Streamline Employee received from Streamline as of the Effective Date and (ii) available to similarly situated Genco employees. Genco shall not discharge any Streamline Employee except for cause for a period of at least 90 days following such Streamline Employee's employment by Genco.

     (d) HEALTH CARE BENEFITS. Each Streamline Employee shall be eligible as of June 1, 1999 for enrollment in Genco's health care plans, including major medical, life insurance, hospitalization, dental, vision, long term disability, pharmacy, and personal accident coverage. Genco shall provide each Streamline Employee with health care coverage so that on the Start Date for the Streamline Employee, he or she (and any family and dependents) is/are covered by such health care plans and all pre-existing condition exceptions and exclusionary provisions and waiting periods are waived with respect to the Streamline Employee (and any family and dependents). Genco shall be responsible for any medical or health expenses incurred by the Transitioned Employees incurred on or after the Start Date. During the first calendar year following the Start Date, Genco will reimburse each Streamline Employee an amount equal to the loss (if any) by the Streamline Employee in respect of employee contributions to health care plans as a result of the transfer of such Streamline Employee to the Grandis health care plans.

     (e) VACATION. Genco shall calculate time off for paid vacation and sick leave purposes for each Streamline Employee using each Streamline Employee's length of service with Streamline and Genco; it being understood that Streamline Employee's receive 15 days of paid time off (including both vacation and sick leave), which paid time off accrues at the rate of 10 hours per month. The number of days of paid time off accrued during a Streamline Employee's time at Streamline shall be credited to such Streamline Employee by Genco.

     (f) SAVINGS PLANS. Genco shall allow the Streamline Employee, at the Streamline Employee's option, to transfer his or her pre-tax benefits in the Streamline 401K Savings Plan to the Genco 401K Savings Plan through (i) a direct transfer from the Streamline 401K Savings Plan to the Genco 401K Savings Plan or (ii) a transfer from the Genco 401K Savings Plan to the Streamline Employee and a transfer from the Streamline Employee to the Genco 401K Savings Plan. Genco represents to Streamline, and shall provide such evidence and information as Streamline may reasonably request to confirm, that the Genco 401K Savings Plan is in full force and effect and meets all the applicable requirements for qualifications under the Internal Revenue Code.

     (g) SERVICE CREDIT. Except with respect to those plans for which the Streamline Employee shall immediately vest pursuant to this Schedule, the Streamline Employee shall be eligible for Genco's vacation and holiday program, disability plan, and retiree health plan and other welfare plans based on the Streamline Employee's "service date" with Streamline.

     (h) LOCATION. The Streamline Employee shall be offered a position as of the Start Date that is at the CRC Facility.

4.  INTENTIONALLY OMITTED.

5.  FINANCIAL AND ADMINISTRATIVE RESPONSIBILITIES.

     (a)  INTENTIONALLY OMITTED.

     (b) Streamline shall continue to pay wages, provide benefits, and make employer contributions on behalf of the Streamline Employees until the Start Date. Streamline's obligation to continue to pay wages, provide benefits, and make employer's contributions shall terminate on the Start Date.

6. REPLACEMENTS. Genco shall be responsible for filling the positions of any Streamline Employees not hired by Genco pursuant to this Schedule at comparable skill levels. Genco shall be responsible for the salary and benefits for such replacements.

7. HUMAN RESOURCES REPRESENTATIVE. The Genco representatives responsible for the transition of the Streamline Employees from Streamline to Genco shall be Donna Mitchell or such other representatives as Genco may specify in a notice to Streamline (the HR REPRESENTATIVE). The HR Representative shall be located at 27 Dartmouth Street, Westwood, Massachusetts. Genco shall not replace or reassign the HR Representative until thirty (30) days after the Start Date without Streamline's consent (except by reason of death or disability). There shall be no additional charge for the services of Genco's human resources team.

NAME             START DATE          TITLE         SHIFT         WAGE          DIFFERENTIAL       PTO BALANCE
----             ----------          -----         -----         ----          ------------       -----------
*                  11/1/98             *             *             *              0.25                  0
                   12/8/98                                                                              0
                   3/24/99                                                         0.25                 0
                   1/26/99                                                         0.25                 6
                    1/3/99                                                         0.25                -4
                    2/9/99                                                                              0
                    2/1/99                                                                              0
                   3/25/99                                                          0.5                 0
                   1/24/99                                                          0.5                 0
                  11/17/98                                                          0.5                10
                  11/16/98                                                                             12
                   3/29/99                                                                              0
                   2/17/99                                                                              0
                   9/15/99                                                         0.25                20
                   1/20/98                                                         0.25                 0
                   3/23/99                                                                              0
                   11/4/98                                                         0.25                 2
                  12/10/97                                                          0.5                 0
                    4/1/99                                                          0.5                 0
                   11/4/97                                                          0.5                 0
                   1/31/99                                                          0.5                 2
                    5/3/99                                                                              0
                   1/16/98                                                                              8
                   7/13/98                                                                              0
                   3/15/98                                                          0.5                14
                  10/20/97                                                          0.5                10
                  11/11/98                                                                              0
                  10/11/98                                                          0.5                10
                    3/2/99                                                          0.5                 0
                   1/10/99                                                          0.5                12
                  11/23/98                                                                             16
                  10/27/97                                                                              0
                  12/15/97                                                          0.5                21


                                           * CONFIDENTIAL TREATMENT REQUESTED

*              1/25/99          *                  *               *                                          0
               4/28/99                                                                    0.5                 0
              10/23/98                                                                                        0
               8/10/98                                                                    0.5                 0
               3/15/99                                                                      *                 0
                3/1/99                                                                                        0
                4/1/99                                                                                        0
                5/2/99                                                                    0.5                 0
                5/2/99                                                                    0.5                 0
               4/28/99                                                                    0.5                 0
               2/15/99                                                                                        0
                2/4/99                                                                                        0
                3/7/99                                                                    0.5                 0
                1/8/98                                                                                       78
                3/3/99                                                                                        0
              12/23/98                                                                                        0
                9/2/97                                                                                        0
               3/16/99                                                                                        0
               3/25/99                                                                    0.5                 0
              10/22/97                                                                                        0
               10/5/97                                                                    0.5                60
               9/23/96                                                                                       21
               1/28/99                                                                   0.25                 0
               3/28/99                                                                    0.5                 0
               3/15/99                                                                                        0
               6/24/98                                                                                       23
               2/21/99                                                                   0.25                10
               1/10/99                                                                    0.5                 0
               11/4/98                                                                                        0
               3/23/99                                                                                        0
               3/28/99                                                                    0.5                 0
              11/15/98                                                                    0.5                 2
               11/4/98                                                                    0.5                 0
               3/28/99                                                                    0.5                 0
               1/26/99                                                                                        0
               8/19/98                                                                                        0
                3/3/99                                                                    0.5                 0
               8/25/97                                                                   0.25                22


                                               *Confidential Treatment Requested

                                                                   SCHEDULE 4.01
                                                         IMPLEMENTATION SCHEDULE

1. Genco personnel to complete Streamline training by 5/14/99

2. Genco to offeremployment to Streamline CRC personnel by 5/10/99

3. Genco to complete hiring of CRC personnel to complete staffing for CRC Facility by 5/14/99

4. Genco to commence operation of CRC Facility by 5/16/99

5. Streamline to deliver to Genco within 30 days following Effective Date

6. Genco to deliver Management Procedures Manual to Streamline within 45 days of Effective Date

                                                                   SCHEDULE 5.02
                                                              REQUIRED RESOURCES

The following equipment presently used at the CRC Facility by Streamline:
1.       Racking
2.       Pallet Jacks
3.       Radiofrequency Devices
4.       U Boats
5.       Picking Carts
6.       Personal Computers

                                                                   SCHEDULE 6.01
                                                              PRELIMINARY BUDGET



                                May-99       Jun-99       Jul-99       Aug-99       Sep-99       Oct-99       Nov-99
Customers                      *            *            *            *            *            *            *
Orders                         *            *            *            *            *            *            *


                    *          *            *            *            *            *            *            *











                    *          *            *            *            *            *            *            *



                                               *Confidential Treatment Requested

                                                                   SCHEDULE 9.01
                                                           PERFORMANCE STANDARDS

1.   LOAD RATE:
     Genco shall load the * of Streamline delivery trucks (# trucks) by * each morning
     Genco shall load the * of Streamline delivery trucks (# trucks) by * each morning
     Genco shall load the * of Streamline delivery trucks (# trucks) by * each morning

     Streamline will test Genco's satisfaction of the Load Rate Performance Standard on a monthly basis and shall record Genco's performance as "in compliance" or "out of compliance" for each month. Genco will be "in compliance" if at least * of the Streamline delivery trucks in each wave handled during such month are loaded within the applicable timeframe. At the end of every month commencing with the first full month after the anniversary of the Live Date, Streamline will calculate the percentage of delivery trucks for which Genco was "in compliance" with the Load Rate Performance Standard during such month by dividing the number of delivery trucks for which Genco was in compliance by the total number of delivery trucks loaded during such month and if such percentage is less than * then Genco shall pay Streamline a * Performance Credit for such month.

2.   PICK ACCURACY:

     Genco shall perform merchandise picking operations so that it maintains a * accuracy rate. Accuracy rate will equal (x) 1 minus (y) the quotient of:
     (A) the number of units of merchandise selected in a 24-hour period that do not conform with the Streamline customer order for which they are "binned" by Genco divided by (B) the aggregate number of units of merchandise ordered by Streamline customers and delivered in such 24-hour period.

     Streamline will test Genco's satisfaction of the Pick Accuracy Performance Standard on a daily basis by taking a random sample of "binned" customer orders, which sample size shall be established by Streamline in accordance with Streamline's then current sampling practices and shall record Genco's performance as "in compliance" or "out of compliance" for each day the CRC Facility is operating. Genco will be "in compliance" if the accuracy rate equals or exceeds * for the daily sample. At the end of every month commencing with the first full month after anniversary of the Live Date, Streamline will calculate the percentage of days that Genco was "in compliance" with the Pick Accuracy Performance Standard for such month by dividing the number of days Genco was in compliance by the total number of days the CRC Facility operated and if such percentage is less than * then Genco shall pay Streamline a * Performance Credit for such month.

3.   FORCE MAJEURE:

     When testing Genco's performance against the Load Rate Performance Standard and the Pick Accuracy Performance Standard, Streamline will adjust its measurement to exclude and delay or failure caused by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, strikes, lockouts, or labor difficulties, court order, or third party nonperformance (except Genco's subcontractors or agents), or any other similar cause beyond the reasonable control of Genco and without the fault or negligence of Genco.

                                               *Confidential Treatment Requested

                                                                  SCHEDULE 10.3A
                                                             STREAMLINE SOFTWARE

                        1. * Warehouse Management System

                                                                  SCHEDULE 10.3B
                                                             STREAMLINE SOFTWARE

     1. Microsoft Office
     2. Microsoft Outlook
     3. Windows 95


                                               *Confidential Treatment Requested